Exhibit 99.1

Patheon Announces a Change to its PDS Management Structure

TORONTO, August 13, 2012 — Patheon Inc. (TSX: PTI), a leading provider of contract development and manufacturing services to the global pharmaceutical industry, announced today that Mark J. Kontny, Ph.D., President, Global Pharmaceutical Development Services and Chief Scientific Officer, is no longer with the company, effective as of this date. Until a replacement has been appointed, Dr. Kontny’s duties will be managed by Patheon’s existing PDS operations team.

About Patheon

Patheon Inc. (TSX: PTI) is a leading global provider of contract development and manufacturing services to the global pharmaceutical industry. The company provides the highest quality products and services to approximately 300 of the world’s leading pharmaceutical and biotechnology companies. Its services range from preclinical development through commercial manufacturing of a full array of dosage forms including parenteral, soft gel, solid and liquid forms.

The company’s comprehensive range of fully integrated Pharmaceutical Development Services includes pre-formulation, formulation, analytical development, clinical manufacturing, scale-up and commercialization. The company’s integrated development and manufacturing network of 10 manufacturing facilities, nine development centers and one clinical trial material packaging facility across North America and Europe, enables customer products to be launched with confidence anywhere in the world.

Contact:

Wendy Wilson

Patheon

Investor Relations and Corporate Communications

Tel: (919) 226-3313

Email: wendy.wilson@patheon.com

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